Exhibit 99.2

To Our Shareholders:

In Q2 2023, we continued to deliver high growth across key metrics including Daily Active Users (DAUs), Hours Engaged (Hours), Revenue and Bookings. In the second quarter of 2023, Revenue was $680.8 million, up 15% over revenue in Q2 2022 and net loss attributable to common stockholders was $282.8 million.

DAUs grew across all geographies and age groups. DAUs were 65.5 million in Q2 2023, up 25% over Q2 2022. This represents a sequential acceleration in the year-over-year DAU growth rate of 22% in Q1 2023. As of Q2 2023, we have nearly twice as many DAUs as we had in Q2 2020 when our user base spiked with the onset of the Covid-19 pandemic.

Given the geographic and age diversity of our user base, along with investments in our product, we are confident that we are building a platform that could, over time, grow to support one billion DAUs.

Hours in Q2 2023 were 14.0 billion, an increase of 24% over Q2 2022. This represents a modest sequential acceleration in the year-over-year Hours growth rate of 23% in Q1 2023. As with DAUs, Hours grew across users of all ages, with those aged 13 and over growing faster than those under the age of 13, and in all geographies.

In addition to DAU and Hours growth, we had a strong bookings quarter. Bookings in Q2 2023 totaled $780.7 million, up 22.0% over bookings in Q2 2022. The increase in bookings was a result of growth in both payers (+19% growth, year-over-year) and average bookings per monthly unique payer (+3% growth, year-over-year).

In Q2 we enabled creators to publish items with limited supply, known as UGC Limiteds. Over 900 creators have published limited items and we have already seen a positive impact on our top line because these limited items tend to sell at significant price premiums.

We believe bookings provide a timelier indication of trends in our operating results that are not necessarily reflected in our revenue, because we recognize the majority of revenue over the estimated average lifetime of a paying user. The change in deferred revenue constitutes the vast majority of the reconciling difference from revenue to bookings.

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Net cash provided by operating activities was $28.4 million in the quarter, up 7.1% over Q2 2022. Note that cash from operations in Q2 is often the lowest of the fiscal year due to a build up in working capital after Q1 when post-holiday collections provide a large working capital benefit. In our last quarterly shareholder letter and on our earnings call, we talked about critical investments we have made in human capital and infrastructure over the past few years. With a return to bookings growth of over 20%, we shared our goal of generating operating leverage in both compensation costs and infrastructure and trust & safety. Specifically, we noted that we expect the growth rate in bookings to exceed the growth rate in infrastructure and trust & safety costs starting in the second half of 2023 and through the end of 2025. We also said that we expect the bookings growth rate to exceed the growth rate in compensation costs starting in Q1 2024 and throughout 2024 and 2025, resulting in operating leverage. During the second quarter, we instituted operational plans that we believe will allow us to deliver on both of those commitments. 2

GAAP Results for Q2 2023 For more information, please refer to our Q2 2023 earnings release and supplemental materials accessible at ir.roblox.com. Revenue in Q2 2023 was a record $680.8 million, an increase of 15% over Q2 2022 when revenue was $591.2 million. Cost of revenue in Q2 2023 totaled $162.0 million, up 13% over Q2 2022 when cost of revenue was $143.2 million. Personnel costs in Q2 2023, excluding stock-based compensation expense, were $204.3 million, up 42% over Q2 2022 when personnel costs, excluding stock-based compensation expense, totaled $143.9 million. The growth in personnel costs was driven primarily by a 26% increase in headcount from approximately 1,900 employees in Q2 2022 to approximately 2,400 employees in Q2 2023. For Q2 2023, personnel costs, excluding stock-based compensation expense, were 30% of revenue and 26% of bookings. Stock-based compensation expense in Q2 2023 was $212.4 million, up from $146.4 million in Q2 2022. Total outstanding and potentially dilutive shares, consisting primarily of shares issued and outstanding of Class A and Class B common stock, stock options outstanding, and unvested RSUs outstanding, were 701.7 million at the end of Q2 2023, up 3.5% from 677.7 million at the end of Q2 2022. Developer exchange fees were $165.8 million in Q2 2023, up 16% from $143.1 million in Q2 2022, driven primarily by the growth in bookings. For Q2 2023, developer exchange fees were 24% of revenue and 21% of bookings. Certain infrastructure and trust & safety spending in Q2 2023, which excludes personnel costs, stock-based compensation expense, and depreciation and amortization expense, was $132.5 million, up 24% from $106.8 million in Q2 2022. For Q2 2023, certain infrastructure and trust & safety spend was 19% of revenue and 17% of bookings. Depreciation and amortization expense in Q2 2023 was $52.6 million, up from $29.0 million in Q2 2022 due primarily to investments in infrastructure and trust & safety. Net loss attributable to common stockholders in Q2 2023, which includes a portion of the net loss attributable to our Luobu subsidiary, was $282.8 million, compared to a net loss attributable to common stockholders of $176.4 million in Q2 2022. 3

Our net losses in Q2 2023 increased over Q2 2022 due to the higher levels of expense required to support the growth of the business - specifically developer exchange fees, personnel costs, infrastructure and trust & safety, and corporate overhead. Since our investment decisions are generally based on levels of bookings, we expect to continue to report net losses for the foreseeable future even as we anticipate generating net cash provided by operating activities. Liquidity As of June 30, 2023, the balances of our liquidity components were: ● Cash and cash equivalents: $520.3 million ● Short-term investments: $1,599.6 million ● Long-term investments: $904.9 million ● Minus: Carrying amount of the senior notes due 2030 �$989.6 million) and the portion of the non-eliminated carrying amount of notes due 2026 issued by the Company’s fully consolidated joint venture �$14.7 million), or $1,004.3 million1 in total. ● Cash and cash equivalents plus short-term and long-term investments totaled $3,025 million in Q2 2023 and $3,075 million in Q2 2022 ● Net liquidity (cash, cash equivalents and investments less debt) of $2,020 million Our Covenant Adjusted EBITDA, which is used in certain covenant calculations specified in the indenture governing our senior notes due 2030 that is not calculated in accordance with GAAP, was $37.9 million in Q2 2023. See below for the calculation of our Covenant Adjusted EBITDA. 1 $989.6 million represents the net carrying amount of the senior notes due 2030 and $14.7 million represents the portion of the non-eliminated carrying amount of notes due 2026 issued by the Company’s fully consolidated joint venture, each as of June 30, 2023. The principal amounts of the 2030 Notes and 2026 Notes was $1.0 billion and $14.7 million, respectively. 4

Looking Ahead

Acceleration of Creation through Artificial Intelligence

At Roblox, we are building a utility for creators. We thrive when our creator ecosystem grows and when creators are able to be more productive in building amazing avatars and engaging content on a platform that is safe and civil for all users. We envision a world in which any user can also be a creator and brands can build their presence on Roblox quickly and cost efficiently. Artificial intelligence (AI) is a critical enabling technology for accelerating creation across the platform.

Throughout our Company's history, we have made numerous product releases that leverage AI. Recent advances in the sector enable us to create a multimodal generative AI model that works with all types of content — images, code, 3D models, audio, avatar creation, and more. Roblox is uniquely positioned to build this generative model given our large data set of 3D models and experiences, live avatar behavior, and moderation data. Such a model can then be translated into a rich set of tools for 3D creation, avatar behavior modeling, and content and behavior moderation that are significantly more efficient and accurate. Early examples of such tools are our Material Generator and Code Assist in Studio.

Brands Update

Roblox, as an immersive 3D platform, enables brands to reach consumers in unique ways. Traditional media such as Linear TV and Out-of-Home offer brands reasonably low amounts of engagement with generally a passive viewer experience. Video and social media offer slightly more interactive experiences, but still fail to draw the levels of engagement of immersive interactive 3D. We offer brands a new way to connect with their audiences that is both much longer and more deeply engaging than existing alternatives. Brands are moving budgets from innovation to marketing to further invest and build on Roblox, similar to the days when they first created their websites and then social media channels. At scale, with proper measurement and attribution, this deep engagement should result in favorable economics for our creators, for brands, and for Roblox.

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We continue to show early signs of momentum with brands. As of the end of Q2 2023, we have had over 200 brand activations on the Roblox platform2, with brands connecting with their audiences in new, immersive ways. To scale the number of brands on the platform, we announced the Partner Program at Cannes Lions in June, bringing together an incredible group of brands, agencies and creators. Century Games, dentsu, Dubit, Playwire, Sawhorse, The Gang Group, and Vayner3 have all demonstrated long-term commitments to supporting brands that want to enter this new space with each investing in building out internal teams to educate their clients and help scale brand innovation on the platform. Our ultimate goal is to run a self-service platform for brands and creators – and agencies will be key partners in driving capital-efficient growth of this business over time. In order to take this business to the next level, last month we announced the appointment of Christina Wootton as chief partnerships officer bringing our partnerships and product organization closer together to accelerate these investments. Christina is a 10-year Roblox veteran who has spent much of that time educating brands about the power of immersive experiences. She has also personally managed brand relationships with companies such as Netflix, Disney, Universal Pictures, Warner Bros, Gucci, and Nike. 2 Brand activations are the number of brand activities on the Roblox platform that are either facilitated by our creator community or directly by the brand. A brand or partner can have more than one activation at any given time. 6

EARNINGS Q&A SESSION Roblox will host a live Q&A session to answer questions regarding their second quarter 2023 results on Wednesday, August 9, 2023 at 5�30 a.m. Pacific Time/8�30 a.m. Eastern Time. The live webcast and Q&A session will be open to the public at ir.roblox.com and we invite you to join us and to visit our investor relations website at ir.roblox.com to review supplemental information. Roblox will be hosting its 3rd annual Investor Day on November 15, 2023 in the Bay Area. Be sure to save the date in your calendar. We will be providing more details in the coming weeks. 7

Forward-Looking Statements

This letter and the live webcast and Q&A session which will be held at 5:30 a.m. Pacific Time/8:30 a.m. Eastern Time on Wednesday, August 9, 2023 contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our vision to connect our users, our efforts to improve the Roblox Platform, our immersive advertising efforts, the use of AI on our platform, branding and new partnerships, our business, product, strategy and user growth, our investment strategy, including our opportunities for and expectations of improvements in financial and operating metrics, including operating leverage, our expectation of successfully executing such strategies and plans, disclosures and future growth rates, and our expectations of future net losses and net cash generation from operating activities, and statements by our Chief Executive Officer and Chief Financial Officer. These forward-looking statements are made as of the date they were first issued and were based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as "expect," "vision," "envision," "anticipate," "maintain," "should," "believe," "continue," "plan," "goal," "opportunity," "estimate," "predict," "may," "will," "could," and "would," and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to risks detailed in our filings with the Securities and Exchange Commission (the "SEC"), including our annual reports on Form 10-K, our quarterly reports on Form 10-Q and other filings and reports we make with the SEC from time to time. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our ability to successfully execute our business and growth strategy; the sufficiency of our cash and cash equivalents to meet our liquidity needs, including the repayment of our senior notes; the demand for our platform in general; our ability to retain and increase our number of users, developers, and creators; the impact of the COVID-19 pandemic and the easing of restrictions related to the COVID-19 pandemic; the impact of inflation and global economic conditions on our operations; the impact of changing legal and regulatory requirements on our business; our ability to develop enhancements to our platform, and bring them to market in a timely manner; our ability to develop and protect our brand and build new partnerships; any misuse of user data or other undesirable activity by third parties on our platform; our ability to maintain the security and availability of our platform; our ability to detect and minimize unauthorized use of our platform; and the impact of AI on our platform, users, creators, and developers. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from our expectations is included in the reports we have filed or will file with the SEC, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q.

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The forward-looking statements included in this letter represent our views as of the date of this letter. We anticipate that subsequent events and developments will cause our views to change. However, we undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this letter. 9

Non-GAAP Financial Measures This letter contains the non-GAAP financial measure bookings. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information may be helpful to investors because it provides consistency and comparability with past financial performance. Bookings is defined as revenue plus the change in deferred revenue during the period and other non-cash adjustments. Substantially all of our bookings are generated from sales of virtual currency, which can be converted to virtual items on the Roblox Platform. Sales of virtual currency reflected as bookings include one-time purchases and monthly subscriptions purchased via payment processors or through prepaid cards. Bookings also include an insignificant amount from advertising and licensing arrangements. We believe bookings provide a timelier indication of trends in our operating results that are not necessarily reflected in our revenue as a result of the fact that we recognize the majority of revenue over the estimated average lifetime of a paying user. The change in deferred revenue constitutes the vast majority of the reconciling difference from revenue to bookings. By removing these non-cash adjustments, we are able to measure and monitor our business performance based on the timing of actual transactions with our users and the cash that is generated from these transactions. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial information as a tool for comparison. As a result, our non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP. A reconciliation table of the most comparable GAAP financial measure to the non-GAAP financial measure used in this letter is included at the end of this letter. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view this non-GAAP measure in conjunction with the most directly comparable GAAP financial measure. 10

Liquidity Covenant Adjusted EBITDA is used in certain covenant calculations specified in the indenture governing our senior notes due 2030 that is not calculated in accordance with GAAP and may not conform to the calculation of EBITDA or adjusted EBITDA by other companies. Covenant Adjusted EBITDA should not be considered as a substitute for net loss as determined in accordance with GAAP and by other companies. We believe that, when considered together with reported amounts, Covenant Adjusted EBITDA is useful for our investors and management for purposes of analyzing our compliance with certain covenants specified in the indenture governing our senior notes due 2030 and may influence our ability to issue additional debt and enter into certain other transactions in the future. Covenant Adjusted EBITDA should be considered in connection with our condensed consolidated financial statements and results presented in accordance with GAAP. Refer to the Liquidity and Capital Resources of our Form 10�Q for the quarter ended June 30, 2023 for more information. 11

GAAP to Non-GAAP Reconciliation and Calculation of Covenant Adjusted EBITDA

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to bookings, for each of the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,	
	2023	2022	2023	2022
Reconciliation of revenue to bookings:	(dollars in thousands)		(dollars in thousands)	
Revenue	$ 680,766	$ 591,207	$ 1,336,110	$ 1,128,341
Add (deduct):				
Change in deferred revenue	105,372	52,140	229,155	148,937
Other	(5,452)	(3,445)	(10,760)	(6,170)
Bookings	$ 780,686	$ 639,902	$ 1,554,505	$ 1,271,108

The following table presents the calculation of Covenant Adjusted EBITDA in accordance with the terms of the indenture governing our senior notes due 2030, for each of the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,	
	2023	2022	2023	2022
Calculation of Covenant Adjusted EBITDA:	(dollars in thousands)		(dollars in thousands)	
Consolidated net loss	$ (284,841)	$ (178,734)	$ (554,789)	$ (340,754)
Add (deduct):				
Interest income	(34,764)	(4,197)	(65,846)	(4,442)
Interest expense	10,129	9,891	20,141	19,890
Other (income)/expense, net	(3,277)	3,051	(2,837)	3,430
Provision for/(benefit from) income taxes	(1,236)	(278)	(505)	(2)
Depreciation and amortization	52,599	28,996	100,011	53,493
Stock-based compensation expense	212,362	146,388	397,266	258,683
Other non-cash charges[1]	—	—	6,988	—
Change in deferred revenue	105,372	52,140	229,155	148,937
Change in deferred cost of revenue	(18,460)	(2,621)	(38,597)	(16,670)
Covenant Adjusted EBITDA	$ 37,884	$ 54,636	$ 90,987	$ 122,565

[1] For 2023, "Other non-cash charges" includes impairment expense related to certain operating lease right-of-use assets and related property and equipment.

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